EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated July 30, 1999) pertaining to the Paychex, Inc. 401(k) Incentive Retirement Plan of Paychex, Inc. of our reports (a) dated June 25, 1998, with respect to the consolidated financial statements of Paychex, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended May 31, 1998, and (b) dated May 20, 1999, with respect to the financial statements of the Paychex, Inc. 401(k) Incentive Retirement Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


July 27, 1999                                          /s/ Ernst & Young LLP
Syracuse, New York